EXHIBIT 99

For Immediate Release	Contact:

February 7, 2005	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

Hasbro Reports Fourth Quarter and Full-Year 2004 Results

Highlights

  Net revenues of $3.0 billion, down 4.4% for the year, results include 2.5% positive impact from foreign exchange;

  Earnings per diluted share for the year, before the cumulative effect of required accounting changes, increased to $0.96 vs. prior year of $0.94;

  Operating margin was 9.8%, compared to 11% last year, the decline can be primarily attributed to the U.S. Toys segment;

  Growth in new products helped mitigate a $229 million decline in BEYBLADE revenues;

  Continued innovation in the Tween Electronic category;

  Strong operating cash flow over the last 12 months resulted in significant cash, net of debt - something not achieved since 1997.

Pawtucket, RI (February 7, 2005) -- Hasbro, Inc. (NYSE: HAS) today reported its 2004 full year and fourth quarter results. For the year, the Company reported net earnings of $196.2 million or $0.96 per diluted share, compared to $157.7 million or $0.85 per diluted share, in 2003. During 2003 net earnings before cumulative effect of accounting change was $175.0 million, or $0.94 per diluted share. For the fourth quarter, the Company reported net earnings of $82.1 million, or $0.44 per diluted share, compared to $76.6 million or $0.41 per diluted share last year. The 2003 earnings per share amounts have been restated due to the required adoption of EITF 04-08 in the fourth quarter of 2004.

For the year, worldwide net revenues were $3.0 billion, compared to $3.1 billion a year ago. For the fourth quarter, the Company reported worldwide net revenues of $1.1 billion, compared to $1.1 billion a year ago.

"Our top-line results reflect a tougher retail environment in the fourth quarter than we expected, as well as a disappointing performance in the U. S. Toys segment, primarily related to softness in our boys business," said Alfred J. Verrecchia, President and Chief Executive Officer. "However, despite this revenue reduction, we were able to achieve earnings per diluted share ahead of a year ago and strong cash flow."

"As previously mentioned, we took actions in the fourth quarter, primarily in the U. S. Toys segment, to reduce our expenses and position us more favorably in the faster growing areas of our business. Going forward, we will continue to drive innovation and create products that are compelling to consumers," Verrecchia concluded.

The diluted earnings per share results in 2004 include aggregate pre-tax charges of approximately $25.7 million related to the Company's licensing agreement with Disney, a non-cash charge related to a decline in the value of the Company's investment in Infogrames Entertainment SA and severance costs related to a reduction in headcount in December, primarily in the U.S. Toys segment. In 2003 the Company had pre-tax charges in the fourth quarter aggregating approximately $32.4 million, comprised of severance payments related to the cessation of toy manufacturing operations at the Company's Valencia, Spain facility and lease obligations and severance for employees of the Wizards of the Coast retail stores.

"I'm pleased that, even in a difficult year in which revenues were down, our financial discipline enabled us to generate $359 million in operating cash flow and we ended the year with significant cash, net of debt, for the first time since 1997," said David Hargreaves, Chief Financial Officer.

Revenues in the U.S. Toys segment were $952.9 million for the year and $263.7 million for the quarter, compared to $1.1 billion and $318.9 million in 2003, respectively. The results reflect an overall softness in the boys business, including a year over year decline of $97 million in revenue from BEYBLADE. Full year operating profit decreased to $7.2 million, compared with $92.0 million last year, primarily due to lower volume on high margin boys brands, including BEYBLADE, and low margins on higher volume VIDEONOW products. Included in 2004 operating expenses are charges associated with the organizational and staffing changes that were made in December.

Revenues in the Games segment were $796.0 million for the year and $270.3 million for the quarter, compared to $804.5 million and $293.5 million in 2003, respectively. Many new product introductions, including DVD and trading card games performed well, partially off-setting an overall weakness in the traditional board game business. Full year operating profit decreased to $137.6 million, compared with $175.3 million last year, reflecting a change in the mix in trading card game revenues and higher development and royalty expenses associated with DVD games.

International segment revenues were $1.2 billion for the year and $504.9 million for the quarter, compared to $1.2 billion and $477.2 million in 2003, respectively. The revenues include the positive impact of foreign exchange of approximately $78.0 million for the year and $31.8 million for the quarter. Absent this impact, revenues declined 5.6% for the year to $1.1 billion and decreased 0.9% for the quarter to $473.1 million. The results also reflect a year over year decline of $132 million in revenue from BEYBLADE. Full year operating profit increased significantly to $142.1 million, compared with $91.3 million last year, due primarily to increased gross profit arising from higher revenues on high margin products, such as MAGIC: THE GATHERING and FURREAL FRIENDS. In 2003, operating expenses included $18.4 million of severance payments related to the cessation of toy manufacturing operations in the Company's Valencia, Spain facility.

The 2003 full year results include the cumulative effect of a change in accounting principle related to the adoption of FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." As a result of adopting this statement, Hasbro recorded a one-time non-cash charge from the cumulative effect of this accounting change totaling $17.4 million, or $0.09 per diluted share, in the consolidated statement of operations for 2003.

Full year Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $438.2 million, compared to $460.6 million last year. The attached schedules provide a reconciliation of EBITDA to net earnings for the fourth quarter and full year.

The Company will web cast its fourth quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning our future product plans and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules the Securities and Exchange Commission ("SEC"), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. This presentation also includes the Company's International segment net revenues excluding the impact of exchange rates. Management believes that the presentation of International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor's understanding of the segment's underlying business performance absent exchange rate fluctuations which are beyond the Company's control.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Dec 26, 2004	Dec. 28, 2003
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 725,002	$ 520,747
Accounts Receivable, Net	580,413	607,556
Inventories	194,343	168,979
Other Current Assets	219,735	211,981
	----------------	----------------
Total Current Assets	1,719,493	1,509,263
Property, Plant and Equipment, Net	206,934	199,854
Other Assets	1,315,504	1,454,259
	----------------	----------------
Total Assets	$3,241,931	$3,163,376
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 17,959	$ 23,354
Current Portion of Long-term Debt	324,124	1,333
Payables and Accrued Liabilities	807,588	905,368
	----------------	---------------
Total Current Liabilities	1,149,671	930,055
Long-term Debt	302,698	686,871
Deferred Liabilities	149,627	141,210
	----------------	---------------
Total Liabilities	1,601,996	1,758,136
Total Shareholders' Equity	1,639,935	1,405,240
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,241,931	$3,163,376
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 26, 2004	Dec. 28, 2003	Dec. 26, 2004	Dec. 28, 2003
	-----------	-----------	-----------	-----------
Net Revenues	$1,061,226	$1,124,349	$2,999,218	$3,138,657
Cost of Sales	434,563	465,049	1,252,094	1,287,962
	--------------	---------------	--------------	--------------
Gross Profit	626,663	659,300	1,747,124	1,850,695
Amortization	22,681	22,146	70,562	76,053
Royalties	91,446	79,418	223,193	248,423
Research and Product Development	48,526	40,767	157,162	143,183
Advertising	143,772	137,973	387,523	363,876
Selling, Distribution and Administration	186,436	215,720	615,441	674,544
	--------------	---------------	--------------	--------------
Operating Profit	133,802	163,276	293,243	344,616
Interest Expense	7,210	12,896	31,698	52,462
Other Expense, Net	16,832	41,709	1,226	48,090
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes and
Cumulative Effect of Accounting Change	109,760	108,671	260,319	244,064
Income Taxes	27,630	32,077	64,131	69,049
	--------------	---------------	--------------	--------------
Earnings Before Cumulative
Effect of Accounting Change	82,130	76,594	196,188	175,015
Cumulative Effect of Accounting Change,
Net of Tax	-	-	-	(17,351)
	--------------	--------------	--------------	--------------
Net Earnings	$ 82,130	$ 76,594	$ 196,188	$ 157,664
	========	========	========	========

Per Common Share
Earnings Before Cumulative
Effect of Accounting Change
Basic	$ 0.46	$ 0.44	$ 1.11	$ 1.01
	========	========	========	========
Diluted	$ 0.44	$ 0.41	$ 0.96	$ 0.94
	========	========	========	========
Cumulative Effect of Accounting
Change, Net of Tax
Basic and Diluted	$ -	$ -	$ -	$ (0.09)
	========	========	========	========

Net Earnings
Basic	$ 0.46	$ 0.44	$ 1.11	$ 0.91
	========	========	========	========
Diluted	$ 0.44	$ 0.41	$ 0.96	$ 0.85
	========	========	========	========

Cash Dividends Declared	$ 0.06	$ 0.03	$ 0.24	$ 0.12
	========	========	========	========

Weighted Average Number of Shares
Basic	177,118	174,915	176,540	173,748
	========	========	========	========
Diluted	196,320	189,802	196,048	190,058
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended			Year Ended

	Dec. 26, 2004	Dec. 28, 2003	% Change	Dec. 26, 2004	Dec. 28, 2003	% Change
	-----------	-----------	-----------	-----------	-----------	-----------
U.S. Toys
External Revenues	$ 263,669	$ 318,870	(17)%	$ 952,923	$1,057,984	(10)%
Operating Profit (Loss)	(7,707)	27,889	(128)%	7,185	91,996	(92)%

Games
External Revenues	270,331	293,523	(8)%	796,032	804,547	(1)%
Operating Profit	42,915	73,613	(42)%	137,628	175,295	(21)%

International
External Revenues	504,858	477,190	6%	1,196,338	1,184,532	1%
Operating Profit	100,565	63,504	58%	142,055	91,273	56%

Reconciliation of EBITDA

Net Earnings	$ 82,130	$ 76,594	$ 196,188	$ 157,664
Cumulative Effect of
Accounting Change, Net
of Tax	-	-	-	17,351
	------------	------------	------------	------------
Earnings before Cumulative
Effect of Accounting Change	82,130	76,594	196,188	175,015
Interest Expense	7,210	12,896	31,698	52,462
Income Taxes	27,630	32,077	64,131	69,049
Depreciation	20,480	32,443	75,618	88,070
Amortization	22,681	22,146	70,562	76,053
	------------	------------	------------	------------
EBITDA	$160,131	$176,156	$438,197	$460,649
	=======	=======	=======	=======

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Earnings Per Share	2004		2003

	Basic	Diluted	Basic	Diluted
Quarter	-----------	-----------	-----------	-----------
----------
Net earnings before cumulative effect of
accounting change	$ 82,130	$ 82,130	$ 76,594	$ 76,594
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	2,660	-	-
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	1,066
	--------------	--------------	--------------	--------------
	$ 82,130	$ 85,856	$ 76,594	$ 77,660
	========	========	========	========

Average shares outstanding	177,118	177,118	174,915	174,915
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	5,871	-	-
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	1,757	-	3,313
	--------------	--------------	--------------	--------------
Equivalent shares	177,118	196,320	174,915	189,802
	========	========	========	========

Net earnings per share before cumulative
effect of accounting change	$ 0.46	$ 0.44	$ 0.44	$ 0.41
	========	========	========	========
Full Year
-----------
Net earnings before cumulative effect of
accounting change	$ 196,188	$ 196,188	$ 175,015	$ 175,015
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	(12,710)	-	-
Interest expense on contingent convertible
debentures due 2021	-	4,263	-	4,263
	--------------	--------------	--------------	--------------
	$ 196,188	$ 187,741	$ 175,015	$ 179,278
	========	========	========	========

Average shares outstanding	176,540	176,540	173,748	173,748
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	5,629	-	-
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	2,305	-	4,736
	--------------	--------------	--------------	--------------
Equivalent shares	176,540	196,048	173,748	190,058
	========	========	========	========

Net earnings per share before cumulative
effect of accounting change	$ 1.11	$ 0.96	$ 1.01	$ 0.94
	========	========	========	========